FORM 8-K

CURRENT REPORT

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 1, 2001

Commission                               Registrant; State of Incorporation;                         IRS Employer
File Number                                 Address; and Telephone Number                         Identification No
-----------                                ---------------------------------                      -----------------

1-9513                                         CMS ENERGY CORPORATION                                 38-2726431
                                              (A Michigan Corporation)
                                          Fairlane Plaza South, Suite 1100
                                                330 Town Center Drive
                                              Dearborn, Michigan 48126
                                                   (313) 436-9261

1-5611                                        CONSUMERS ENERGY COMPANY                                38-0442310
                                              (A Michigan Corporation)
                                              212 West Michigan Avenue
                                                  Jackson, Michigan
                                                   (517) 788-1030

1-2921                                            PANHANDLE EASTERN                                   44-0382470
                                                   PIPELINE COMPANY
                                               (A Delaware Corporation)
                                                 5444 Westheimer Road
                                                    P.O. Box 4967
                                              Houston, Texas  77210-4967
                                                    (713) 989-7000

ITEM 5. OTHER EVENTS

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On August 1, 2001, CMS Energy Corporation issued a Press Release in which it discussed its second quarter 2001 earnings of 40 cents per share. Attached as an exhibit to this report and incorporated herein by reference is a copy of the CMS Energy Press Release.

The Press Release contains "forward-looking statements", within the meaning of the safe harbor provisions of the federal securities laws. The "forward-looking statements" are subject to risks and uncertainties. They should be read in conjunction with the "Forward-Looking Statement Cautionary Factors" in CMS Energy's, Consumers' and Panhandle's Form 10-K, Item 1 (incorporated herein by reference) that discusses important factors that could cause CMS Energy's, Consumers' and Panhandle's results to differ materially from those anticipated in such statements.

ITEM 7. EXHIBITS.

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(c) Exhibits:

99(a) CMS Energy Corporation Press Release dated August 1, 2001.

                                                    SIGNATURES

Pursuant to the  requirements of the Securities  Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                                                     CMS ENERGY CORPORATION

Dated:  August 1, 2001                               By:  /s/Alan M. Wright
                                                          Alan M. Wright
                                                          Executive Vice President, Chief Financial
                                                          Officer and Chief Administrative Officer

                                                     CONSUMERS ENERGY COMPANY

Dated:  August 1, 2001                               By:  /s/Alan M. Wright
                                                          Alan M. Wright
                                                          Executive Vice President, Chief Financial
                                                          Officer and Chief Administrative Officer

                                                     PANHANDLE EASTERN
                                                     PIPE LINE COMPANY

Dated:  August 1, 2001                               By:  /s/Alan M. Wright
                                                          Alan M. Wright
                                                          Senior Vice President, Chief Financial
                                                          Officer and Treasurer
EXHIBIT 99(a)

CMS ENERGY REPORTS SECOND QUARTER EARNINGS
OF 40 CENTS PER SHARE

DEARBORN, Mich., August 1, 2001 — CMS Energy Corporation (NYSE:CMS) today announced second quarter earnings of 40 cents per share, compared to 71 cents per share in the second quarter of 2000. Consolidated net income was $53 million, compared to $79 million in the second quarter of 2000. The lower second quarter 2001 earnings are due primarily to the timing of asset sale gains, which totaled 43 cents per share in the second quarter of 2000 compared with five cents per share in the second quarter of 2001. Excluding the effect of gains from asset sales, second quarter earnings in 2001 were 35 cents per share versus 28 cents per share last year.

Strong operating performance of CMS Energy’s diversified energy businesses, particularly energy marketing and trading as well as oil and gas exploration and production, coupled with higher earnings at Consumers Energy, partially offset the lower asset sale gains during the quarter.

Second quarter operating revenue totaled $4.4 billion, up 175 percent from $1.6 billion in the second quarter of 2000, due largely to significantly increased lower-margin energy marketing and trading transactions.

For the first six months of 2001 earnings totaled $1.25 per share or $162 million of net income compared to earnings of $1.36 per share or $154 million of net income during the first half of 2000. Operating revenue in the first six months of 2001 totaled $8.5 billion compared to $3.4 billion in the first half of 2000.

While the Company is on-plan through the second quarter, it is revising its estimated earnings for the full year to a range of $2.60 to $2.75 per share as a result of the unplanned outage currently underway at its Palisades nuclear plant. As previously announced, the plant was taken out of service June 20, 2001 for repairs. It is now not expected to return to service until late in the third or early in the fourth quarter. The incremental cost of replacement power and maintenance are currently estimated to be between $0.25 and $0.40 per share, depending on the timing of the Palisades restart.

CMS Energy believes it can offset most if not all of the non-recurring expense of the Palisades outage with higher than previously planned gains from its asset optimization program. Specifically, successful drilling results at the Company's oil and gas concessions in Equatorial Guinea have significantly increased the size and value of its reserve holdings in that country. As a result, the Company expects to bring in a strategic partner to share in the accelerated development of its investments in Equatorial Guinea. This would result in a sale of part of its interest. In addition, the Company is pursuing structured financings of several of its assets, including its Lake Charles, La., liquefied natural gas (LNG) receiving facility. Although the timing of either transaction cannot be predicted with certainty, CMS Energy expects that one of them will be completed in 2001. Because the predominant earnings impact of the Palisades outage occurs in the third quarter and the anticipated timing of the potential gains would occur in the fourth quarter, substantially all of the Company's earnings for the balance of the year are expected to occur in the fourth quarter.

Second quarter operating income of CMS Energy's non-utility, diversified energy businesses was $155 million, up 28 percent from $121 million in the second quarter of 2000. Oil and gas exploration and production operating income was $29 million for the second quarter, up from $2 million in the second quarter last year, due to higher oil and natural gas liquids prices and increased production of domestic natural gas and international oil.

Operating income of the marketing, services and trading business was $51 million for the second quarter, up from $0.4 million in the second quarter last year, due primarily to increased long term power sales contracts and wholesale natural gas trading. Operating income of the natural gas transmission business for the second quarter was $45 million, down from $47 million the previous year, due to lower earnings from international investments, largely offset by improved volumes from gas gathering operations and a larger number, at a higher margin, of LNG shipments received at the Company's Lake Charles, La., LNG receiving terminal.

Independent power production operating income for the second quarter was $29 million, down 57 percent from $68 million during the second quarter last year. The decrease was due to lower domestic earnings resulting from power plant sales, non-recurrence of a 2000 gain on restructuring of a power supply contract and expenses related to construction delays and gas commodity costs at the Dearborn Industrial Generation plant.

Operating income of the electric and natural gas utility businesses of CMS Energy's principal subsidiary, Consumers Energy, was $100 million in the second quarter, up 23 percent from $81 million during the same period last year. However, natural gas utility earnings for last year included a one-time $45 million regulatory charge recorded in the second quarter. The second quarter 2001 results reflect decreased electric and gas sales associated with the economic slowdown and increased expenses due to power plant outages. Second quarter total electric sales were 9.3 billion kilowatt-hours, down eight percent from the same period last year. Natural gas deliveries were 57 billion cubic feet, down 14 percent from 66 billion cubic feet in the second quarter last year.

Significant developments for CMS Energy in the second quarter included:

-- successful completion and testing of a major natural gas and condensate development well in the Alba Field of Equatorial Guinea, which more than doubled the proven and probable reserves in the field. It is estimated the Alba #9 well will be capable of producing 100 million cubic feet of natural gas per day and 6,200 barrels of condensate per day;

-- receiving Federal Energy Regulatory Commission approval to expand the peak send out capacity of CMS Trunkline LNG Company's Liquefied Natural Gas (LNG) terminal in Lake Charles, La., from its previous 700 million cubic feet per day to a peak send out capacity of one billion cubic feet per day;

-- signing a 22-year agreement between CMS Trunkline LNG and BG Group of the United Kingdom, providing BG Group all of the current uncommitted send out capacity at CMS' Lake Charles, La., LNG terminal;

-- placing into commercial operation and lifting the first shipment of methanol from the Atlantic Methanol Production Company's methanol production plant in Equatorial Guinea. The plant produces over 2,500 metric tons of methanol per day for commercial markets from over 100 million cubic feet per day of stranded natural gas production from the Alba field;

-- being named with its partner, the A.H. Al Zamil Group, the preferred bidder for the 230 megawatt SADAF cogeneration power project, the first privately owned independent power project to be built in the Kingdom of Saudi Arabia;

-- through its CMS Marketing, Services and Trading unit, signing long term contracts to supply power to six municipally owned utilities in Michigan, covering approximately $90 million worth of electricity over the term of the agreements.

CMS Energy Corporation has annual sales of $14 billion and assets of nearly $19 billion throughout the U.S. and in selected foreign markets with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines, gathering, processing and storage; LNG importation; oil and gas exploration and production; and energy marketing, services and trading.

# # #

For more information on CMS Energy, please visit our web site at: www.cmsenergy.com/

Media Contacts: Kelly M. Farr, 313/436-9253 or John P. Barnett, 713/989-7556 Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590

This news release contains "forward-looking statements"; within the meaning of the safe harbor provisions of the federal securities laws. They should be read in conjunction with the "Forward-Looking Statements Cautionary Factors" in CMS Energy's and Consumers'; Form 10-K, Item 1 that discusses important factors that could cause CMS Energy's and Consumers' results to differ materially from those anticipated in such statements.

                                                CMS ENERGY CORPORATION
                                                ----------------------
                                           Digest of Consolidated Earnings
                                        (Millions, Except Per Share Amounts)
                                                                                  2001             2000
                                                                                   ----             ------

Three Months Ended June 30 (unaudited)
--------------------------------------

Operating Revenue                                                            $     4,421       $    1,596

Consolidated Net Income                                                      $        53       $       79

Average Number of Common Shares
     Basic                                                                           132              110
     Diluted                                                                         137              114

Earnings per Average Common Share - Diluted                                  $       .40       $      .71

Dividends Declared per Common Share                                          $      .365       $     .365

Six Months Ended June 30 (unaudited)
------------------------------------

Operating Revenue                                                            $     8,547       $    3,424

Consolidated Net Income                                                      $       162       $      154

Average Number of Common Shares
     Basic                                                                           129              112
     Diluted                                                                         133              116

Earnings per Average Common Share - Diluted                                  $      1.25       $     1.36
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Dividends Declared per Common Share                                          $       .73       $      .73

In the opinion of Management, the above unaudited amounts reflect all adjustments necessary to assure the fair presentation of the results of operations for the periods presented.